Exhibit 99(2)

                     [CANARGO ENERGY CORPORATION LETTERHEAD]

                FOR IMMEDIATE RELEASE IN NORTH AMERICA AND EUROPE

       August 18, 2000 - CanArgo closes US$14.4 million private placement

Calgary,  Alberta,  Oslo,  Norway - CanArgo Energy Corporation (OSE: CNR, OTCBB:
GUSH) is pleased to announce that it has closed a private placement of 12,000,000 shares at NOK 11.20 per share (approximately US$1.27 per share). Net proceeds from the placement were some NOK 127 million (approximately US$14.4 million). After completion of the private placement, CanArgo will have 72,388,212 common shares issued and outstanding.

Sundal Collier & Co ASA and Den norske Bank ASA, DnB Markets acted as placement agents for this transaction. The shares to be issued in connection with this placement were issued under Regulation S of the Securities Act of the United States and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States or to U.S. persons (as defined in such Regulation) absent registration or an applicable exemption from registration. The Offering will prior to the listing of the Shares require a prospectus under the Oslo Stock Exchange Regulations, Chapter 18 (offering of more than 10% of the share capital). The Offering will not require a prospectus under the Securities Trade Act of 1997, Chapter 5 as the Offer is in compliance with the exemptions from the obligation to prepare a prospectus in connection with offers made to professional investors (the securities issued in minimum lots of EURO 40,000 in terms of subscription price).

This private placement satisfies the second and final tranche of CanArgo's near term funding requirements. With sufficient capital on hand to pursue its current business strategy in Georgia, CanArgo does not anticipate raising additional equity funds for the foreseeable future.

CanArgo intends to use the net proceeds from the private placement principally to pursue early oil and cash flow generating opportunities in the Republic of Georgia. The Company anticipates that the proceeds from this placement will enable it to progress these opportunities, and enable further development of the Company's business in its focus area.

CanArgo Energy Corporation is an independent oil and gas exploration and production company operating in Eastern Europe. CanArgo's principal oil and gas operations are located in the republic of Georgia. The Company's activities at its primary field in Georgia, the Ninotsminda field, are conducted through its wholly owned subsidiary, Ninotsminda Oil Company Limited. In addition, the Company has interests in several other oil and gas prospects and in refining, marketing, independent power production and oilfield technology activities.

The matters discussed in this press release include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company's reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company's business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results anticipated herein will be attained.

For  further  information,  contact:

North  America                      Norway
Tel:  +403.777.1185                 Eric  Cameron,  Gambit
Toll  Free  1-888-777-7974          Tel  :  +47.22.04.82.00
E-mail  :  info@canargo.com         Fax  :  +47.22.04.82.01
web:  www.canargo.com